Exhibit 99.1

— POPULAR EFFECTS 1-FOR-10 REVERSE STOCK SPLIT —

SAN JUAN, Puerto Rico —Wednesday, May 30, 2012 — Popular, Inc. (NASDAQ: BPOP) (“Popular”) announced today that the 1 for 10 reverse split of its common stock, $0.01 par value per share, became effective as of 11:59 p.m. Atlantic Standard Time on May 29, 2012.

Popular’s common stock will begin trading on a split-adjusted basis when the market opens today, May 30, 2012.

The reverse stock split reduced the number of shares of common stock authorized under the Corporation’s Restated Certificate of Incorporation from 1,700,000,000 to 170,000,000 shares, without any change in par value per common share. The reverse split did not change the number of shares of the Corporation’s preferred stock authorized, which remains at 30,000,000.

Additional Information for Stockholders

Treatment of Stock Options and Restricted Stock

The number of common shares into which Popular’s outstanding stock options and restricted stock as well as the options’ relevant exercise price per share have been proportionally adjusted to reflect the reverse split. The number of shares authorized for issuance under Popular’s equity incentive has also been proportionally reduced to reflect the reverse split.

Fractional Shares

Popular will not issue fractional shares of its common stock as a result of the reverse stock split. Instead, Popular’s transfer agent, Banco Popular de Puerto Rico Trust Division, will aggregate all fractional shares held by Popular shareholders into whole shares and arrange for them to be sold on the open market at prevailing prices. In lieu of fractional shares, shareholders will receive a cash payment equal to their allocable share of the total proceeds of these sales. Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse split and the date the shareholder receives his or her cash payment. Shareholders holding fewer than ten shares of Popular common stock will only receive cash for all their shares held before the reverse split and will no longer hold any shares of Popular common stock as of the effective date of the split.

New Common Stock Certificates

Popular has adopted a new stock certificate in connection with the implementation of the reverse stock split. Popular’s transfer agent, Banco Popular de Puerto Rico Trust Division, will manage the exchange of stock certificates. Shareholders of record will receive a letter of transmittal providing instructions for the exchange of their old certificates as soon as practicable following the effectiveness of the reverse split. Shareholders should not send in their old stock certificates until they receive a letter of transmittal from Banco Popular de Puerto Rico. Shareholders who hold their shares through a securities broker or nominee (i.e., in “street name”) will be contacted by their brokers or nominees with any instructions.

For more information, shareholders and securities brokers should contact Banco Popular de Puerto Rico Trust Division at 787-764-1893 or toll-free at 1-877-764-1893.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit http://www.popular.com

Source: Popular, Inc.

Contact:

Popular, Inc.

Investor Relations:

Jorge A. Junquera, 787-754-1685

Chief Financial Officer

Senior Executive Vice President

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596/mobile

Senior Vice President

Corporate Communications